Exhibit 3.4

FORM OF

CERTIFICATE OF AMENDMENT OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

EXPEDIA, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Expedia, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the amended and restated certificate of incorporation of the Corporation:

Article IV is hereby amended by deleting the first paragraph of Article IV and replacing that paragraph with the following text:

Without regard to any other provision of this Certificate of Incorporation (including, without limitation, all of the provisions of Article IV), (a) each one (1) share of Common Stock, $0.001 par value, of the Corporation, either issued and outstanding or held by the Corporation as treasury stock immediately prior to the time this amendment shall become effective, shall be and hereby is automatically reclassified as and changed into (without any further action) (i) one (1) share of Common Stock, $0.0001 par value, of the Corporation and (ii) one one-hundredth of a share of Series 1 Mandatory Exchangeable Preferred Stock, $0.001 par value, of the Corporation and (b) each one (1) share of Class B Common Stock, $0.001 par value, of the Corporation, either issued and outstanding or held by the Corporation as treasury stock immediately prior to the time this amendment shall become effective, shall be and hereby is automatically reclassified as and changed into (without any further action) (i) one (1) share of Class B Common Stock, $0.0001 par value, of the Corporation and (ii) one one-hundredth of a share of Series 2 Mandatory Exchangeable Preferred Stock, $0.001 par value, of the Corporation.

The Corporation shall have the authority to issue two billion one hundred million (2,100,000,000) shares of stock, comprised of one billion six hundred million (1,600,000,000) shares of $0.0001 par value Common Stock, four hundred million (400,000,000) shares of $0.0001 par value Class B Common Stock, and one hundred million (100,000,000) shares of $0.001 par value Preferred Stock.

SECOND: That at the annual meeting of the stockholders of the Corporation held on             , 2011 called in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the holders of the requisite voting power of the outstanding shares of capital stock of the Corporation voted in favor of such amendment.

THIRD: That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment shall become effective at             , Eastern Standard Time, on             , 2011.

[signature appears on next page]

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by                     , its                     , this      day of             , 2011.

Expedia, Inc.

By:
Name:
Title: